UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 5, 2009

SHENGKAI INNOVATIONS, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	000-51972	11-3737500
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

No. 27, Wang Gang Road, Jin Nan (Shuang Gang) Economic and Technology Development Area Tianjin, People’s Republic of China 300350
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  (86) 22-2858-8899

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 5, 2009, the board of directors of Shengkai Innovations, Inc., a Florida corporation (the “Company”), increased the size of the board to five members and appointed Michael Marks, Jun Leng, and Ruizhu Mu to serve as independent directors of the Company, each to serve until the earlier of his resignation, dismissal, death or when his successor is duly elected and qualified.

Mr. Marks will serve on the Company’s compensation and nomination committees and shall serve as chairperson of the audit committee.  Mr. Marks’ compensation as director of the Company is set forth in an appointment letter with the Company dated November 5, 2009. He will be paid an annual fee of $40,000, payable on a quarterly basis. He will also be granted an option to purchase 150,000 shares of common stock of Company at a fixed exercise price of $3.00 per share. Such option shall be exercisable in three equal installments, the first being on the first anniversary of the date of grant.

Mr. Leng will serve on the Company’s audit and nomination committees and shall serve as chairperson of the compensation committee.  Mr. Leng’s compensation as director of the Company is set forth in an appointment letter with the Company dated November 5, 2009. He will be paid an annual fee of $25,000, payable on a quarterly basis. He will also be granted an option to purchase 80,000 shares of common stock of Company at a fixed exercise price of $3.00 per share. Such option shall be exercisable in four equal installments, the first being on the first anniversary of the date of grant.

Dr. Mu will serve on the Company’s audit and compensation committees and shall serve as chairperson of the nomination committee.  Dr. Mu’s compensation as director of the Company is set forth in an appointment letter with the Company dated November 5, 2009. He will be paid an annual fee of $25,000, payable on a quarterly basis. He will also be granted an option to purchase 80,000 shares of common stock of Company at a fixed exercise price of $3.00 per share. Such option shall be exercisable in four equal installments, the first being on the first anniversary of the date of grant.

Mr. Marks, age 38, founded the China practice of Sonnenblick Goldman, a New York-headquartered real estate investment bank, in January 2003, and until December 2007 served as China managing director and regional principal of the firm.  In September 2002, Mr. Marks founded the Shanghai office of Horwath Asia Pacific, a hotel and tourism advisory firm affiliated with Horwath International, and currently serves as its director and Shanghai representative.  Mr. Marks currently serves as a director of Pypo China Holdings Limited and previously served as the president and director of Middle Kingdom from January 2006 through July 2009. Mr. Marks also serves as an independent director of Jiangbo Pharmaceuticals, Inc., a manufacturer and distributor of chemical and herbal drugs throughout China, and China Housing & Land Development, Inc., a developer of residential and commercial property in Shaanxi Province, China.  Mr. Marks graduated with a Bachelor of Commerce and Masters of Commerce from the University of the Witwatersrand in Johannesburg, South Africa in 1994 and 1997, respectively, and in 1998 graduated with a Bachelor of Arts in psychology from the University of South Africa.

Mr. Leng, age 39, has served as Vice President of J.P. Morgan Asia Consulting (Beijing) Ltd. since August 2008.  Prior to that, he served as Vice President of Asia Investment Consulting Ltd., an affiliate of Bank of America, from December 2004 to August 2008.  Mr. Leng received a bachelor’s degree in engineering from Tsinghua University in Beijing, China, and a master’s degree in business administration from Guanghua Management School at Peking University.

Dr. Mu, age 37, has been an Associate Professor of the College of Chemistry and Chemical Engineering at Southwest University in China since September 2007 and from September 2005 to July 22006.  From September 2006 through July 2007, Dr. Mu was a post-doctorate associate under the supervision of Professor Yu Liu at NanKai University.   Dr. Hu received her bachelor’s degree in chemistry and PhD in synthetic organic chemistry from Lanzhou University, China.

There is no family relationship between Mr. Marks, Mr. Leng, or Dr. Mu with any of our other officers and directors.

On November 5, 2009, the Company’s board of directors approved the establishment of an Audit, Compensation, and Nominating Committee and adopted a Code of Ethics.  A copy of the code of ethics is provided as Exhibit 14.1 hereto.  The Company’s Audit Committee now comprises three independent board members, namely, Michael Marks (Chairman), Jun Leng, and Ruizhu Mu.  The Company’s Compensation Committee and Nominating Committee similarly comprise three independent board members, namely Michael Marks, Jun Leng, and Ruizhu Mu, with Jun Leng serving as chairwoman of the Compensation Committee and Ruizhu Mu serving as chairman of the Nominating Committee.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

14.1	Code of Ethics.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 6, 2009 SHENGKAI INNOVATIONS, INC.

By:	/s/ Wang Chen
Wang Chen
Chief Executive Officer